Exhibit 10.3

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

by and among

HI-CRUSH INC.

and

the STOCKHOLDERS that are parties hereto

Dated as of October 9, 2020

i

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as amended, supplemented or modified from time to time, this “Agreement”) is made as of October 9, 2020 (the “Agreement Date”), by and among Hi-Crush Inc., a Delaware corporation (the “Company” and, together with its direct and indirect wholly-owned domestic subsidiaries, the “Company Group”), the consenting noteholders listed on Schedule I hereto (“Consenting Noteholders”), the holders of the New Secured Convertible Notes (as defined herein) (the “New Secured Convertible Noteholders”) and all of the other stockholders of the Company from time to time on and as of or after the Agreement Date, in each case, who become, or are deemed to become, a party hereto pursuant to the terms hereof.

WHEREAS, on August 15, 2020, the Company Group filed a Joint Plan of Reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on September 23, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan (as defined herein) pursuant to the Bankruptcy Code;

WHEREAS, pursuant to the Plan, as of the date hereof, (i) the effective date as provided for in the Plan and the Confirmation Order (the “Effective Date”) occurred, and (ii) a total of 9,382,378 shares of Common Stock (as defined herein) were issued pursuant to the Plan;

WHEREAS, pursuant to the Plan and the Confirmation Order, any Person entitled to receive shares of Common Stock pursuant to the Plan shall execute this Agreement or otherwise be deemed party to this Agreement without the need for execution by such Person; and

WHEREAS, the parties hereto wish to enter into this Agreement to set forth their agreements with respect to certain governance matters concerning the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 6.7.

“Agreement” has the meaning set forth in the preamble.

“Authorized Recipients” has the meaning set forth in Section 9.15.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“CEO” means the Chief Executive Officer of the Company.

“CEO Director” has the meaning set forth in Section 6.1(a).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on May 31, 2019, as amended, restated or otherwise modified from time to time.

“Charter Documents” means the Certificate of Incorporation and the By-laws of the Company each as in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company, issued on the Effective Date, or any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Common Stock Equivalents” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Company” has the meaning set forth in the preamble.

“Company Group” has the meaning set forth in the preamble.

“Company Offeror” means (a) the Company, (b) any successor to the Company or any surviving entity resulting from a merger, consolidation or other business combination involving the Company or any wholly-owned Subsidiary of the Company, (c) any Subsidiary of the Company that is a holding company for all or substantially all of the operating assets of the Subsidiaries of the Company or (d) any other entity the securities of which are exchanged for Common Stock in anticipation of an initial public offering.

“Competitor” means any Person engaged in direct competition with the business of the Company or any of the Company’s Subsidiaries, as determined by the Board of Directors in good faith.

“Confidential Information” has the meaning set forth in Section 9.15.

“Confirmation Order” has the meaning set forth in the recitals.

“Consenting Noteholders” has the meaning set forth in the preamble.

“Convertible Notes Indenture”) means that certain Indenture, dated as of October 9, 2020, by and among the Company, WSFS Financial Corporation, FSB as trustee, and the other parties thereto.

“Director” means any of the individuals elected or designated to serve on the Board of Directors.

“Drag-Along Notice” has the meaning set forth in Section 3.2(a).

“Drag-Along Rightholders” has the meaning set forth in Section 3.2(a).

“Drag-Along Sellers” has the meaning set forth in Section 3.2(a).

“Excess New Securities” has the meaning set forth in Section 4.2(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Exempt Issuances” has the meaning set forth in Section 4.1.

“Exercising Tag-Along Rightholder” has the meaning set forth in Section 3.1(a)(ii).

“Fair Market Value” means, with respect to any Common Stock, the price at which a willing seller would sell, and a willing buyer would buy, such Common Stock having full knowledge of the relevant facts (but excluding any change of control premium, any premium for voting shares, any discount for non-voting shares, and any minority, liquidity or underwriting discounts), in an arm’s-length transaction without either party having time constraints, and without either party being under any compulsion to buy or sell.

“Family Members” means, with regard to a Stockholder that is an individual, any member of such Stockholder’s immediate family, which shall include his or her spouse, siblings, children or grandchildren.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Initial Tag Notice” has the meaning set forth in Section 3.1(b).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

“Major Stockholder” means each Stockholder that, either individually or together with its Affiliates, holds more than ten percent (10%) of the Common Stock (on an as-converted basis).

“Management Incentive Plan” means that certain negotiated Management Incentive Plan providing for grants of options and/or restricted stock or restricted stock units/equity reserved for management, directors, and employees for up to 10% of the Common Stock issued as of the Effective Date on a fully-diluted basis, the terms of which shall be determined by the Board of Directors.

“New Issuance Notice” has the meaning set forth in Section 4.1.

“New Securities” has the meaning set forth in Section 4.1.

“New Secured Convertible Notes” has the meaning set forth in the Plan.

“New Secured Convertible Noteholders” has the meaning set forth in the preamble.

“Non-Selling Major Stockholders” means any Major Stockholders, excluding the ROFR Seller.

“Offer Period” has the meaning set forth in Section 3.3(b).

“Offered Securities” has the meaning set forth in Section 3.1(a)(i).

“Offering Notice” has the meaning set forth in Section 3.3(a).

“Permitted Transferee” means (i) Family Members of a Stockholder that is an individual, (ii) a trust, corporation, partnership or limited liability company all of the beneficial interests in which shall be held by a Stockholder or one or more Family Members of such Stockholder or (iii) any Related Fund or (iv) any Other Stockholder.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means that certain Joint Plan of Reorganization for the Company and its Affiliated Debtors (as defined therein) confirmed by the Bankruptcy Court on September 23, 2020.

“Preemptive Rightholder(s)” has the meaning set forth in Section 4.1.

“Prohibited Transfer” has the meaning set forth in Section 2.2.

“Proportionate Percentage” has the meaning set forth in Section 4.2(a).

“Proposed Price” has the meaning set forth in Section 4.1.

“QIPO Effective Date” means the date upon which the Company closes its Qualified Initial Public Offering.

“Qualified Initial Public Offering” means an initial public offering pursuant to a listing of shares of Common Stock on the New York Stock Exchange or the Nasdaq Stock Market, having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $100,000,000.

“Related Fund” means, with respect to any Stockholder, an entity now or hereafter existing that is (i) directly or indirectly controlled by one or more general partners or managing members of such Stockholder or (ii) otherwise, directly or indirectly, managed or advised by such Stockholder or the entity that manages or advises such Stockholder.

“Remaining Offered Securities” has the meaning set forth in Section 3.1(a)(ii).

“ROFO Acceptance Period” has the meaning set forth in Section 3.3(c).

“ROFO Purchaser” has the meaning set forth in Section 3.3(a).

“ROFO Rightholder” has the meaning set forth in Section 3.3(a).

“ROFO Seller” has the meaning set forth in Section 3.3(a).

“Selling Stockholder” has the meaning set forth in Section 3.1(a)(i).

“Sale Transaction” has the meaning set forth in Section 3.2(a).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shares” means, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock.

“Significant Stockholder” means each Stockholder that, either individually or together with its Affiliates, holds more than five percent (5%) of the Common Stock (on an as-converted basis) and MSD Credit Opportunity Master Fund, L.P. for so long as it, together with its Affiliates, holds the Shares issued to it on the Effective Date.

“Specified Activity” has the meaning set forth in Section 6.8.

“Stockholders” means each holder of Shares and any transferee thereof who has agreed to be bound by the terms and conditions of this Agreement.

“Stockholders Meeting” means any regular or special meeting of Stockholders.

“Subject Purchaser” has the meaning set forth in Section 4.1.

“Subject Securities” has the meaning set forth in Section 3.3(a).

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than 50% of the issued and outstanding share capital or voting interests.

“Tag-Along Rightholder” has the meaning set forth in Section 3.1(a)(i).

“Tag-Along Shares” has the meaning set forth in Section 3.1(a)(i).

“Third Party Purchaser” has the meaning set forth in Section 3.1(a)(i).

“transfer” has the meaning set forth in Section 2.1.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended from time to time.

ARTICLE II

TRANSFER

Section 2.1 Transfer of Shares. Any Stockholder may directly or indirectly sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Shares or any right, title or interest therein or thereto; provided that such transfer complies with the provisions of this Agreement, including, without limitation, this Article II. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio.

Section 2.2 Permitted Transfers. No Stockholder shall transfer any Shares if the Company reasonably determines (i) that such transfer would, if effected (after taking into account any other proposed transfers that have been authorized by the Company pursuant to the provisions of this Article II but not yet made), result in the Company having 2000 or more holders of record (as such concept is defined for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder) of any class of capital securities of the Company, (ii) that such transfer would, if effected, require the Company to register the Common Stock under the Exchange Act, unless, in any such case, at the time of such transfer, the Company is already subject to the reporting obligations under Sections 8 and 15(d) of the Exchange Act with respect to its capital securities or (iii) that the proposed transferee is a Competitor (each a “Prohibited Transfer”). Any Prohibited Transfer consummated without such required consent of the Company shall be null and void ab initio.

Section 2.3 Permitted Transfer Procedures. If any Stockholder wishes to transfer Shares pursuant to Section 2.2, such Stockholder shall give notice to the Company and the Board of Directors of its intention to make such a transfer not less than five (5) Business Days prior to effecting such transfer, which notice shall state the name and address of each prospective transferee, the relationship of such prospective transferee to such Stockholder, and the number of Shares proposed to be transferred. In the event that the Company determines in its reasonable discretion that the proposed transfer will violate the terms of Section 2.2, the Company shall deliver written notice of such determination to the applicable transferring Stockholder as soon as practicable (but in any event within one (1) Business Day prior to the date of the proposed transfer).

Section 2.4 Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Article II, Section 3.1(a), Section 3.2(a) or Section 3.3(d) unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A-1, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If requested by the Company, an opinion of counsel to such transferring Stockholder shall be supplied to the Company, at such transferring Stockholder’s expense, to the effect that such transfer complies with the applicable federal and state securities laws. Upon becoming a party to this Agreement, the transferee shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Stockholder hereunder with respect to the Shares transferred to such transferee.

ARTICLE III

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS; RIGHT OF FIRST OFFER

Section 3.1 Tag-Along Rights.

(a) (i) Subject to compliance with Section 3.3, if any Stockholder or group of Stockholders (each, a “Selling Stockholder”) wishes to transfer all or any portion of its Shares (the “Offered Securities”) to any Person (other than a Permitted Transferee) (a “Third Party Purchaser”), or group of related Persons, and such transfer represents greater than a majority of the then-issued and outstanding Shares, then each of the Significant Stockholders (other than the Selling Stockholder, if applicable) (each, a “Tag-Along Rightholder”) shall have the right to sell to such Third Party Purchaser, upon the terms set forth in a written notice from the Selling Stockholder to the Company, that number of Shares (the “Tag-Along Shares”) held by such Tag-Along Rightholder equal to that percentage of the Offered Securities determined by dividing (A) the total number of Shares owned by such Tag-Along Rightholder as of the date of the Initial Tag Notice by (B) the sum of (x) the total number of Shares owned by all such Tag-Along Rightholders exercising their rights pursuant to this clause (i) as of the date of the Initial Tag Notice and (y) the total number of Shares owned by the Selling Stockholder as of the date of the Initial Tag Notice.

(ii) If any Tag-Along Rightholder does not sell all of the Tag-Along Shares such Tag-Along Rightholder is entitled to sell pursuant to this Section 3.1(a) (the aggregate of all such Tag-Along Shares, the “Remaining Offered Securities”), then each Tag-Along Rightholder that fully exercised its rights pursuant to clause (i) (each, an “Exercising Tag-Along Rightholder”) shall have the right to sell that number of Shares equal to that percentage of the Remaining Offered Securities determined by dividing (x) the total number of Shares owned by such Exercising Tag-Along Rightholder as of the date of the Initial Tag Notice by (y) the total number of Shares owned by all Exercising Tag-Along Rightholders as of the date of the Initial Tag Notice. The Selling Stockholder and the Exercising Tag-Along Rightholder(s) shall effect the sale of the Offered Securities and such Exercising Tag-Along Rightholder(s) shall sell the number of Offered Securities required to be sold by such Exercising Tag-Along Rightholder(s) pursuant to this Section 3.1(a), and the number of Offered Securities to be sold to such Third Party Purchaser by the Selling Stockholder shall be reduced accordingly.

(b) The Selling Stockholder shall give written notice (the “Initial Tag Notice”) to each Tag-Along Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.1, at least ten (10) Business Days prior to the proposed consummation of such sale, setting forth the name and address of such Selling Stockholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and terms and conditions of payment offered by such Third Party Purchaser, the percentage of Shares that such Tag-Along Rightholder may sell to such Third Party Purchaser (determined in accordance with Section 3.1(a)), and a representation that such Third Party Purchaser has been informed of the “tag-along” rights provided for in this Section 3.1 and has agreed to purchase Shares in accordance with the terms hereof. The tag-along rights provided by this Section 3.1 must be exercised by any Tag-Along Rightholder wishing to sell its Shares within ten (10) Business Days following receipt of the Initial Tag Notice, by delivery of a written notice to the Selling Stockholder at the address of the Selling Stockholder indicated in the Initial Tag Notice indicating such Tag-Along Rightholder’s wish to exercise its rights and specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser pursuant to Section 3.1) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 3.1 prior to the expiration of such ten (10) Business Day period by giving written notice to the Selling Stockholder, with a copy to the Company, of such waiver. The failure of a Tag-Along Rightholder to respond within such ten (10) Business Day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.1. If a Third Party Purchaser fails to purchase Shares from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Section 3.1, then the Selling Stockholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void ab initio.

(c) In connection with the exercise of any rights under this Section 3.1 by an Exercising Tag-Along Rightholder, no such Exercising Tag-Along Rightholder shall be required to (1) make any representations or warranties (except as they relate to such Exercising Tag-Along Rightholder’s ownership of and authority to sell its Shares), (2) agree to any noncompetition or nonsolicitation covenants or (3) provide any indemnity, except for (A) indemnification related to breaches of the representations and warranties by such Exercising Tag-Along Rightholder with respect to its ownership of and authority to sell its Shares and (B) any other indemnity agreed to by the Tag-Along Rightholders; provided, that (x) in the case of clause (B) above, each Exercising Tag-Along Rightholder’s obligation shall be several and on a pro-rata basis in proportion to its ownership interest in the Company and (y) in no event shall any Exercising Tag-Along Rightholder be held liable under either clause (A) or (B) above for any amount in excess of the net proceeds received by such Exercising Tag-Along Rightholder in connection with any such transaction.

Section 3.2 Drag-Along Rights.

(a) Prior to a Qualified Initial Public Offering, in the event that one or more Stockholders collectively holding greater than sixty percent (60%) of the then-issued and outstanding Shares (the “Drag-Along Rightholders”) determine to cause a bona fide sale, in one transaction or a series of related transactions of (i) greater than a majority of the then-issued and outstanding Shares or (ii) all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, in each case to any Third Party Purchaser (in each case, other than to an Affiliate or Related Fund of such Drag-Along Rightholders), whether directly or indirectly or by way of merger, statutory share exchange, recapitalization, reclassification, consolidation, or other business combination transaction or purchase of beneficial ownership (either (i) or (ii), a “Sale Transaction”), the Drag-Along Rightholders may (but shall be under no obligation to) send written notice (the “Drag-Along Notice”) to the Company and the other Stockholders (each, a “Drag-Along Seller”) no later than twenty (20) Business Days prior to the consummation of the Sale Transaction notifying them of such proposed Sale Transaction and that they will be required to sell their Shares in such Sale Transaction (or, in the case of an asset sale or any other transaction such as a merger which requires a vote of the Stockholders, vote in favor of such sale). Upon receipt of a Drag-Along Notice, each Drag-Along Seller receiving such notice shall be obligated to (i) sell Shares in the Sale Transaction (including a sale or merger) contemplated by the Drag-Along Notice in an amount equal to that percentage of the Shares being sold by the Drag-Along Rightholders determined by dividing (A) the total number of Shares being sold by the Drag-Along Rightholders in such Sale Transaction by (B) the total number of Shares owned by the Drag-Along Rightholders as of the date of the Drag-Along Notice on the same terms and conditions as the Drag-Along Sellers (including payment of its pro rata share of all costs associated with such transaction other than costs incurred for the benefit of a particular Stockholder) and (ii) otherwise take all necessary action to cause the consummation of such transaction, including voting all of its Shares in favor of such Sale Transaction and not exercising any appraisal or dissenters rights in connection therewith. Each Drag-Along Seller further agrees to (A) take all actions (including executing documents) in connection with the consummation of the proposed Sale Transaction as may reasonably be requested of it by the Drag-Along Rightholders and (B) appoint the Drag-Along Rightholders, or one of them, as its attorney-in-fact to do the same on its behalf.

(b) In connection with any Sale Transaction, no Drag-Along Seller shall be required to (i) make any representations or warranties (except as they relate to such Drag-Along Seller’s ownership of and authority to sell its Shares), (ii) agree to any noncompetition or nonsolicitation covenants or (iii) provide any indemnity, except for (A) indemnification related to breaches of the representations and warranties by such Drag-Along Rightholder with respect to its ownership of and authority to sell its Shares and (B) any other indemnity agreed to by the Drag-Along Rightholders; provided, that (x) in the case of clause (B) above, each Drag-Along Seller’s obligation shall be several and on a pro-rata basis in proportion to its ownership interest in the Company (except in respect of any indemnification to be made from any escrow account or other form of holdback), and (y) other than in the case of fraud of such Drag-Along Seller, in no event shall a Drag-Along Seller be held liable under either clause (A) or (B) above for any amount in excess of the net proceeds received by such Drag-Along Seller in connection with any such Sale Transaction.

Section 3.3 Right of First Offer.

(a) Offering Notice. Prior to a Qualified Initial Public Offering, if any Significant Stockholder or New Secured Convertible Noteholder desires to transfer to any Person or Persons (irrespective of whether such Persons are affiliated) (each a “ROFO Purchaser”) all or any portion of its Shares or New Secured Convertible Notes, as applicable (together, the “Subject Securities”) (other than with respect to a transfer to a Permitted Transferee or pursuant to rights as set forth in Section 3.1 and Section 3.2), such Significant Stockholder or New Secured Convertible Noteholder (a “ROFO Seller”) shall first grant to the Major Stockholders a right, but not an obligation, pursuant to the terms of this Section 3.3, to purchase all of the Subject Securities that the ROFO Seller desires to transfer by sending written notice (an “Offering Notice”) to the Company and each Major Stockholder not including the ROFR Seller (each Major Stockholder in its capacity as such, a “ROFO Rightholder”), which shall state (i) the number of Subject Securities and (ii) the intended date of such transfer (which shall be not less than sixty (60) days from the date of the Offering Notice).

(b) Rightholder Option; Exercise. For a period of seven (7) Business Days following the Company and each ROFO Rightholder’s receipt of the Offering Notice (the “Offer Period”), the ROFO Rightholders shall have the right to offer to purchase all, but not less than all, of the Subject Securities at a purchase price equal to the highest price for the Subject Securities proposed by any of the ROFO Rightholders electing to submit an offer price for the Subject Securities); provided, that if more than one ROFO Rightholder submits an offer pursuant to this Section 3.3, then pro rata according to the number of Shares (on an as-converted basis) owned by each ROFO Rightholder.

(i) The right of the ROFO Rightholders to offer to purchase all of the Subject Securities under this Section 3.3(b) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Offer Period, to the ROFO Seller with a copy to the Company. Each such notice shall state that the ROFO Rightholder is willing to purchase all of the Subject Securities pursuant to this Section 3.3(b), the purchase price they offer for the Subject Securities and, in the event that there is more than one ROFO Rightholder exercising its right under this Section 3.3(b), confirmation that they will pay a purchase price equal to the highest price for all of the Subject Securities proposed by any of the ROFO Rightholders electing to submit an offer price for the Subject Securities (the “Offer Price”). The failure of any ROFO Rightholder to respond within the Offer Period to the ROFO Seller shall be deemed to be a waiver of such ROFO Rightholder’s rights under this Section 3.3(b). The ROFO Rightholders may waive their respective rights under this Section 3.3 prior to the expiration of the Offer Period by giving written notice to the ROFO Seller, with a copy to the Company. The ROFO Rightholders’ offer to purchase all of the Subject Securities at the Offer Price pursuant to the terms of this Section 3.3 shall be irrevocable once accepted and, in any event, for the duration of the ROFO Acceptance Period (as defined below).

(c) Sale to the ROFO Rightholders. If the ROFO Rightholders have collectively offered to purchase all, but not less than all, of the Subject Securities under Section 3.3(b), then the ROFO Seller may, within seven (7) days of the delivery of the last written notice of the exercise from the ROFO Rightholders accept the offer of the ROFO Rightholders to purchase all, but not less than all, of the Subject Securities in accordance with Section 3.3(e) (the “ROFO Acceptance Period”).

(d) Sale to a ROFO Purchaser.

(i) If the ROFO Rightholders have collectively offered to purchase all, but not less than all, of the Subject Securities under Section 3.3(b), and the ROFO Seller elects not to accept the offer of the ROFO Rightholders, then the ROFO Seller may only sell the Subject Securities to the ROFO Purchaser at a price that exceeds the Offer Price by five percent (5%) and on terms and conditions no less favorable than those set forth in Section 3.3(e); provided, however, that (A) such sale of any Subject Securities to the ROFO Purchaser is bona fide and is consummated within one hundred eighty (180) days after the earlier to occur of (x) the waiver by all of the ROFO Rightholders of their options to offer to purchase all of the Subject Securities and (y) the expiration of the ROFO Rightholder Acceptance Period (as applicable for this Section 3.3(d)(i), the “ROFO Purchaser Period”), and (B) such sale shall not be consummated unless and until (x) such ROFO Purchaser shall represent in writing to the ROFO Rightholders that it is aware of the rights of the Stockholders and New Secured Convertible Noteholders contained in this Agreement, and (y) prior to the purchase by the ROFO Purchaser of any of such Subject Securities, such ROFO Purchaser shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof in accordance with Section 2.4.

(ii) If the ROFO Rightholders have not collectively offered to purchase all of the Subject Securities under Section 3.3(b), then the ROFO Seller may sell the Subject Securities to one or more ROFO Purchasers at any price and on any terms and conditions selected by the ROFO Seller; provided, however, that (A) such sale of any Subject Securities to the ROFO Purchaser(s) is bona fide and is consummated within one hundred eighty (180) days after the earlier to occur of (x) the waiver by all of the ROFO Rightholders of their options to offer to purchase all of the Subject Securities, and (y) the expiration of the Offer Period (as applicable for this Section 3.3(d)(ii), the “ROFO Purchaser Period”) and (B) such sale shall not be consummated unless and until (x) such ROFO Purchaser(s) shall represent in writing to the Company and the ROFO Rightholders that it is aware of the rights of the Major Stockholders contained in this Agreement, and (y) prior to the purchase by the ROFO Purchaser(s) of any of such Subject Securities, such ROFO Purchaser shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof in accordance with Section 2.4.

(iii) If such sale is not consummated within the applicable ROFO Purchaser Period set forth in clause (A) or clause (B) above (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) for any reason, then the restrictions provided for in this Section 3.3 shall again become effective, and no transfer of such Subject Securities may be made thereafter by the ROFO Seller without again offering the same to the ROFO Rightholders in accordance with this Section 3.3. No ROFO Seller shall take any action that is governed by the provisions of this Section 3.3 more than once in a 180-day period.

(e) Sale to ROFO Rightholders. If the ROFO Seller elects to accept the offer of the ROFO Rightholders to purchase all, but not less than all, of the Subject Securities under Section 3.3(b), then the closing of the purchases of such Subject Securities subscribed for by the ROFO Rightholders under Section 3.3(b) shall be held at the executive office of the Company at 11:00 a.m., local time, on the forty-fifth (45th) day (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) after acceptance by the ROFO Seller of such offer or at such other day, time and place as the parties to the transaction may agree. At such closing, the ROFO Seller shall deliver certificates, if any, representing the Subject Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Subject Securities shall be free and clear of any Liens (other than those attributable to actions by the purchasers thereof) and the ROFO Seller shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Subject Securities. At the closing, the ROFO Rightholders purchasing the Subject Securities shall deliver payment in full in immediately available funds for the Subject Securities equal to the Offer Price (calculated on a per security basis) purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(f) Cooperation. In connection with this Section 3.3, the Company and the other Stockholders shall cooperate with the ROFO Seller in good faith to effect such proposed transfer and take actions reasonably requested by such ROFO Seller so long as such actions do not unreasonably interfere with the business of the Company or its Subsidiaries, including the Company furnishing the ROFO Seller and the ROFO Purchasers information, including Confidential Information, about the Company; provided, however, that the Company shall not be required to furnish any such Confidential Information to a proposed ROFO Purchaser (i) until the proposed ROFO Purchasers have entered into a customary non-disclosure agreement in form and substance reasonably satisfactory to the Company, (ii) if the ROFO Seller is not otherwise entitled to receive such information pursuant to the terms of this Agreement, (iii) if the Board of Directors, in its good faith discretion, determines that such ROFO Purchaser would not reasonably be able to satisfy the conditions set forth in Section 2.2, or (iv) if the Board of Directors, in its good faith discretion, determines that providing such information would be materially detrimental to the Company.

ARTICLE IV

FUTURE ISSUANCE OF SHARES; PREEMPTIVE RIGHTS

Section 4.1 Offering Notice. Except for (a) options to purchase Common Stock or restricted stock which may be issued pursuant to the Management Incentive Plan, (b) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (c) capital stock issued upon exercise, conversion or exchange of any Common Stock Equivalent either (x) previously issued or (y) issued in accordance with the terms of this Agreement, (d) capital stock of the Company issued in consideration of an acquisition, approved by the Board of Directors in accordance with the terms of this Agreement, by the Company (or a Subsidiary of the Company) of another Person,

(e) issuances to the public pursuant to an effective registration statement filed under the Securities Act, (f) pro rata distributions or dividends of Shares to the then current stockholders of the Company, (g) issuances of capital stock of any Subsidiary of the Company to the Company or any of its Subsidiaries, and (h) issuances in connection with any dividend or distribution on shares of preferred stock of the Company, if any ((a)-(h) being referred to collectively as “Exempt Issuances”), if the Company or any of its Subsidiaries wishes to issue or sell any capital stock or any other securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries (collectively, “New Securities”) to any Person (the “Subject Purchaser”), then, pursuant to Section 4.2, the Company shall offer such New Securities to each of the Significant Stockholders (each, a “Preemptive Rightholder”, and collectively, the “Preemptive Rightholders”) by sending written notice (the “New Issuance Notice”) to the Preemptive Rightholders, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per security of the New Securities (the “Proposed Price”). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 4.2 shall have been waived or shall have expired.

Section 4.2 Exercise.

(a) For a period of twenty (20) days after the giving of the New Issuance Notice pursuant to Section 4.1, each of the Preemptive Rightholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities, at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each such Preemptive Rightholder shall have the right to purchase that percentage of the New Securities determined by dividing (x) the total number of Shares then owned by such Preemptive Rightholder exercising its rights under this Section 4.2 by (y) the total number of Shares owned by all of the Preemptive Rightholders exercising their rights under this Section 4.2 (the “Proportionate Percentage”). If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it is entitled to purchase pursuant to the preceding sentence, then each Preemptive Rightholder that elected to purchase New Securities shall have the right to purchase that percentage of the remaining New Securities not so subscribed for (for the purposes of this Section 4.2(a), the “Excess New Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Preemptive Rightholder by (y) the total number of Shares then owned by all fully participating Preemptive Rightholders who elected to purchase Excess New Securities.

(b) The right of each Preemptive Rightholder to purchase the New Securities under subsection (a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in Section 4.2(a) to the Company, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to Section 4.2(a). The failure of a Preemptive Rightholder to respond within such 20-day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 4.2(a), provided that each Preemptive Rightholder may waive its rights under Section 4.2(a) prior to the expiration of such 20-day period by giving written notice to the Company.

Section 4.3 Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Section 4.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on (a) the 45th day after the giving of the New Issuance Notice pursuant to Section 4.1, if the Preemptive Rightholders elect to purchase all of the New Securities under Section 4.2, (b) the date of the closing of the sale to the Subject Purchaser made pursuant to Section 4.4 if the Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Section 4.2 or (c) at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him, her or it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

Section 4.4 Sale to Subject Purchaser. The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders pursuant to Section 4.2 on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days following the earlier to occur of (i) the waiver by all Preemptive Rightholders of their option to purchase New Securities pursuant to Section 4.2(b), and (ii) the expiration of the 20-day period referred to in Section 4.2(b). If such sale is not consummated within such 90-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with this Article IV. The closing of any issuance and purchase pursuant to this Section 4.4 shall be held at a time and place as the parties to the transaction may agree within such 90-day period.

Section 4.5 Emergency Funding. Nothing in Article IV shall be deemed to prevent any Stockholder from purchasing for cash any New Securities without first complying with the provisions of Article IV (other than this Section 4.5); provided, that (i) in connection with such purchase the delay caused by compliance with the provisions of Article IV in connection with such investment would be likely to cause harm to the Company; (ii) the Company gives prompt notice to the other holders of Shares, which notice shall describe in reasonable detail the New Securities being purchased by the Person making such purchase (for purposes of this Section 4.5, the “Purchasing Holder”) and the purchase price thereof and (iii) the Purchasing Holder and the Company take all steps necessary to enable the other holders of Shares to effectively exercise their respective rights under Article IV with respect to their purchase of a pro rata share of the New Securities issued to the Purchasing Holder as promptly as reasonably practicable after such purchase by the Purchasing Holder on the terms specified in Article IV.

ARTICLE V

AFTER-ACQUIRED SECURITIES; AGREEMENT TO BE BOUND

Section 5.1 After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares and Common Stock Equivalents now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares or Common Stock Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner.

Section 5.2 Agreement to be Bound. The Company shall not issue any Shares or Common Stock Equivalents to any Person not a party to this Agreement, other than to directors, officers, employees or consultants of the Company pursuant to the Management Incentive Plan, unless either (a) such Person has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A-2, or (b) such Person has entered into an agreement with the Company restricting the transfer of his, her or its Shares and Common Stock Equivalents in form and substance reasonably satisfactory to the Board of Directors. Upon becoming a party to this Agreement, such Person shall be deemed to be, and shall be subject to the same obligations as, a Stockholder hereunder. Any issuance of Shares or Common Stock Equivalents by the Company in violation of this Section 5.2 shall be null and void ab initio.

ARTICLE VI

CORPORATE GOVERNANCE

Section 6.1 Designation Rights. The Company and the Stockholders shall take all such corporate and stockholder actions as may be required to ensure that (a) the initial number of directors constituting the entire Board of Directors shall be equal to five (5) and (b) the number of directors constituting the entire Board of Directors shall not be fewer than five (5). The Company hereby agrees that the Board of Directors shall be composed as follows:

(a) CEO Director. The Stockholders shall designate the CEO to serve as a Director, who shall initially be Robert Rasmus (the “CEO Director”).

(b) Designation Rights of Major Stockholders.

(i) Each Major Stockholder that holds, from time to time, fifteen percent (15%) or more (but less than thirty percent (30%)) (on an as-converted basis excluding any Common Stock issued pursuant to the Management Incentive Plan or any New Secured Convertible Notes held by management of the Company) of the Common Stock shall have the right to designate one (1) Director, for so long as such Major Stockholder and its Affiliates or Related Funds collectively continue to hold at least fifteen percent (15%) of the Shares.

(ii) Each Major Stockholder that holds, from time to time, thirty percent (30%) or more (but less than fifty percent (50%)) (on an as-converted basis excluding any Common Stock issued pursuant to the Management Incentive Plan or any New Secured Convertible Notes held by management of the Company) of the Common Stock shall have the right to designate two (2) Directors, for so long as such Major Stockholder and its Affiliates or Related Funds collectively continue to hold at least thirty percent (30%) of the Shares.

(iii) Each Major Stockholder that holds, from time to time, fifty percent (50%) or more (on an as-converted basis excluding any Common Stock issued pursuant to the Management Incentive Plan or any New Secured Convertible Notes held by management of the Company) of the Common Stock shall have the right to designate three (3) Directors, for so long as such Major Stockholder and its Affiliates or Related Funds collectively continue to hold at least fifty percent (50%) of the Shares.

For the avoidance of doubt, to the extent a Major Stockholder does not elect to exercise its rights to designate a Director pursuant to this Section 6.1(b), such failure to exercise such right shall not cause such right to expire; provided, however, that if a Major Stockholder elects not to exercise any such right, the Board of Directors shall have the right to designate additional Directors pursuant to Section 6.1(d).

(c) Each Director shall have one (1) vote, except (i) in connection with the matters set forth in Section 6.6 and (ii) each Director that is designated pursuant to Section 6.1(b)(iii) will have 1.5 votes.

(d) If clauses (a)-(b) of Section 6.1 would result in the Board of Directors consisting of less than five (5) Directors, then the remaining Directors shall have the right to designate additional Directors by a majority vote of the Board of Directors, until such time as the Board of Directors consists of five (5) Directors.

(e) If clauses (a)-(b) of Section 6.1 would result in the Board of Directors consisting of more than five (5) Directors, then the Directors shall increase the size of the Board of Directors by a majority vote of the Board of Directors in order to allow the applicable Major Stockholder(s) to designate the additional Director(s).

(f) Death; Retirement; Resignation; Removal; Vacancies. Each director is to hold office until his or her successor shall have been duly appointed and qualified or until his or her earlier death, retirement, resignation, disqualification or removal in accordance with the terms of this Section 6.1(f). The CEO Director shall be automatically removed as a Director if such person ceases to be the CEO, and the new CEO shall automatically be designated to fill such vacancy. Any Director designated pursuant to Section 6.1(b) may be removed as a Director at any time by the Major Stockholder entitled to designate such Director. If a vacancy on the Board of Directors is caused by the death, retirement, resignation or removal of any Director designated pursuant to Section 6.1(b) then the designating Major Stockholder shall, to the fullest extent permitted by applicable Law, have the exclusive right to designate a Director to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Director’s term, and the Company and the Board of Directors shall take all action to cause such Director to be appointed to the Board of Directors. In the case of a vacancy with respect to the Director entitled to be designated by the other Directors pursuant to Section 6.1(d), the Directors shall designate a new Director pursuant to Section 6.1(d).

(g) Notwithstanding anything herein to the contrary, if a Major Stockholder no longer has the right to designate a Director (and therefore no longer has the right to remove any such Director) pursuant to Section 6.1(b), then upon a written request of the Board of Directors for the resignation of the Director who was designated pursuant to Section 6.1(b), each such designating Major Stockholder hereby agrees that it shall take all necessary actions to cause such Director to resign or otherwise be removed from office as a Director; provided, that any such resignation or removal shall be without prejudice to, and shall not constitute any waiver of, any right to limitation of liability, indemnification or advancement of expenses under the Charter Documents or any insurance policy of or other agreement with the Company that such Director may have as a result of his or her service as a Director prior to the effective time of such resignation or removal. For avoidance of doubt, no provision in this Agreement shall in any way limit or restrict the right of any Director to resign voluntarily at any time and for any reason.

(h) Each Director other than the CEO Director shall be entitled to serve on each committee of the Board of Directors.

(i) The Company shall take such corporate actions as may be required to effectuate and further the intent of the provisions of this Section 6.1.

Section 6.2 Assurances. The Company agrees that it shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Company further agrees that it shall:

(a) take all actions necessary to give effect to the provisions of this Agreement;

(b) take all actions to oppose any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (x) removing or supporting the removal of any Director designee (except at the direction of the designating Major Stockholder(s) in accordance with this Agreement), or (y) designating a number of Directors that exceeds the number of Directors permitted to sit on the Board of Directors at any time, pursuant to the Charter Documents and this Agreement) or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the parties as set forth in this Article VI; and

(c) not (1) solicit proxies or participate in a solicitation, (2) assist any Person in taking or planning any action, or (3) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the parties as set forth in this Article VI).

Section 6.3 Stockholder Actions.

(a) In order to effectuate the provisions of this Agreement, subject to applicable law, each Stockholder (a) hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall call, or cause the appropriate officers and directors of the Company to call, a Stockholders Meeting, or to execute or cause to be executed a written consent to effectuate such stockholder action, (b) shall vote their Shares at any meeting of the Stockholders, however called, and in any written action by consent of the Stockholders, and shall take such stockholder actions as may be required to effectuate and further the intent of the provisions of this Article VI, (c) shall cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement, and (d) shall cause the Board of Directors to cause the Secretary of the Company, or if there be no Secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Agreement.

(b) As long as the New Secured Convertible Notes are outstanding, the New Secured Convertible Noteholders shall have the right to vote upon all matters upon which the Stockholders have the right to vote (including the designation of Directors pursuant to Section 6.1(b)) together with the Stockholders as a single class and on an as-converted to Common Stock basis (assuming the full conversion of each Common Stock Equivalent into Common Stock).

Section 6.4 Reimbursement of Expenses. The Company shall promptly reimburse each Director for his or her reasonable out-of-pocket fees, charges and expenses (including travel and related expenses) incurred in connection with: (i) attending the meetings of the Board of Directors and all committees thereof; and (ii) conducting any other Company business expressly requested by the Company. The Company shall maintain directors and officers indemnity insurance coverage reasonably satisfactory to the Stockholders, and the Charter Documents shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

Section 6.5 Vote Required. All actions of the Board of Directors, other than those governed by Section 6.6 and Section 6.7, shall require approval by a majority of the Board of Directors.

Section 6.6 Matters Requiring Certain Approval. The Company shall not, and shall not permit any of its Subsidiaries to, either directly or indirectly, by amendment, merger, plan of arrangement, consolidation or otherwise, in each case without the prior written consent or affirmative vote of Directors designated by one or more Major Stockholders that collectively own Common Stock representing at least sixty percent (60%) of the issued and outstanding Common Stock (on an as-converted basis):

(a) enter into a transaction (or enter into any agreement or commitment to do so) providing for the direct or indirect sale of a majority or greater of the Shares or all or substantially all of the Company’s assets, whether in a single or series of transactions, including by means of a merger, consolidation, other business combination, share exchange or other reorganization of the Company (other than a Sale Transaction in accordance with Section 3.1 and Section 3.2);

(b) issue any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for equity securities of the Company, other than in accordance with the Plan, the Convertible Notes Indenture and the Management Incentive Plan;

(c) change, modify or amend the number of directors constituting the entire Board of Directors to be greater than or less than five (5), other than in accordance with Section 6.1(e);

(d) register any securities of the Company or any Subsidiary under the Securities Act or any public offering of securities (including any initial public offering);

(e) incur any indebtedness that would cause the aggregate consolidated indebtedness of the Company to, at any time, be in excess of forty-eight million dollars ($48,000,000) or in a leverage ratio above 11.0 to 1.0, including any liens, guarantees or security in respect of such indebtedness, except any indebtedness incurred pursuant to any credit facilities approved by the Board of Directors;

(f) any voluntary liquidation or dissolution of, or any filing of a petition in bankruptcy or entering into any receivership or other arrangement for the benefit of creditors with respect to, the Company or any of its Subsidiaries (other than a voluntary liquidation or dissolution of any Subsidiary of the Company pursuant to which substantially all of the assets thereof are distributed or otherwise transferred to the Company or one or more of its wholly-owned Subsidiaries);

(g) amend the Company’s Charter Documents;

(h) adopt or change a material tax election or the Company’s auditors;

(i) settle any material litigation proceedings or claims, or commence any material litigation proceedings or claims against any third party; or

(j) commit, offer or agree to do any of the foregoing.

Section 6.7 Affiliate Transactions. The consummation of any agreement, transaction or arrangement between the Company or any of its Subsidiaries, on the one hand, and any Stockholder or any Affiliates, officers, directors, managers or employees of such Stockholder or its Affiliates (other than the Company or any of its Subsidiaries), on the other hand (each, an “Affiliate Transaction”), shall in each case require the approval of a majority of the disinterested Directors; provided, however, that the approval requirement of this Section 6.7 shall not apply to any agreement, transaction or arrangement (a) expressly contemplated in connection with the Plan, (b) entered into on arm’s length terms, (c) entered into in the ordinary course of business, (d) entered into in connection with an issuance of securities in accordance with preemptive rights as contemplated in Article IV (in which, for the avoidance of doubt, no Stockholder receives any special rights or fees that are different from those to be received by any other Stockholder), (e) entered into with Directors, officers, managers, employees or unaffiliated consultants in the ordinary course of business and approved by the Board of Directors, (f) in the case of an Affiliate Transaction that is a merger, sale or other strategic transaction involving the Company, any such transaction in which the Board of Directors obtains a fairness opinion from a nationally recognized independent financial advisor that such Affiliate Transaction is fair to the Company and the Stockholders, taken as a whole, from a financial point of view or (g) in the case of an Affiliate Transaction that is a debt financing, any such debt financing in which a particular Stockholder holds less than a majority of the debt issuance.

Section 6.8 Corporate Opportunity. The Company waives (on behalf of itself and each of its Subsidiaries), to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Company and its Subsidiaries, to the Stockholders and any Transferees thereof pursuant to Section 2.1 or any Directors of the Company (other than any such Person who is an employee or officer of the Company or any of its Subsidiaries). The Company and each Stockholder acknowledges and agrees that no Stockholder nor any of its Affiliates nor any Director (other than any such Person who is an employee or officer of the Company or any of its Subsidiaries) shall have any obligation to refrain from (a) engaging in the same or similar activities or lines of business as the Company or any of its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries, (b) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries or (c) doing business with any client or customer of the Company or any of its Subsidiaries (each of the activities referred to in clauses (a), (b) and (c), a “Specified Activity”); provided, that in engaging in any such Specified Activity no Confidential Information of the Company is used or disclosed in violation of any applicable confidentiality obligations. The Company (on behalf of itself and its Subsidiaries) and each other Stockholder renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Stockholder or any of its Affiliates or any Director (other than any such Person who is an employee or officer of the Company or any of its Subsidiaries) other than any such opportunity presented to a Director in his or her capacity as such.

ARTICLE VII

INFORMATION AND ACCESS

Section 7.1 Books and Records. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of records and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles consistently applied.

Section 7.2 Financial Statements and Other Information.

(a) For as long as (x) a Significant Stockholder holds Shares and (y) the Company has not registered the Common Stock under the Exchange Act, the Company shall deliver to such Significant Stockholder the following information and materials:

(i) as soon as reasonably practicable, but not later than forty-five (45) days after the end of each applicable month, the monthly financial statements of the Company;

(ii) commencing with the fiscal quarter ending on September 30, 2020, as soon as available, but in any event not later than sixty (60) days after the end of the applicable fiscal quarter, the unaudited consolidated balance sheet of the Company and its subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP; and

(iii) as soon as available, but not later than one hundred and twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year.

(b) Promptly following each delivery of the Company’s quarterly and annual financial statements as contemplated by Section 7.2(a)(ii) and Section 7.2(a)(iii), respectively, the Company shall cause its management team to schedule and participate in a teleconference call, including a question-and-answer period during which the applicable Stockholders and bona fide good faith proposed transferees (subject to such transferees’ prior execution of a customary written confidentiality agreement with the Company in form and substance reasonably acceptable to the Company) may direct questions to the management team.

(c) Notwithstanding anything to the contrary herein, (i) no Stockholder shall be entitled to receive the information specified in Section 7.2(a) and Section 7.2(b) above if a majority of the Directors (other than the Directors designated by such Stockholder) has determined, in its reasonable discretion, that the delivery of such information to such Stockholder would be detrimental to the Company (including, without limitation, in circumstances where such Stockholder is Competitor), and (ii) no employee or other Person that is a participant in the Management Incentive Plan shall have the right to view or inspect information relating to the awards of any other Person pursuant to the Management Incentive Plan.

(d) Subject to Section 9.15, bona fide good faith proposed transferees may gain access to a password-protected website or online data system maintained by the Company pursuant to this Section 7.2(d) (which, for the avoidance of doubt, shall contain the information and materials set forth in Section 7.2(a) and may participate in the conference calls describe in Section 7.2(b), subject to their prior execution of a customary written confidentiality agreement with the Company in form and substance reasonably acceptable to the Company.

ARTICLE VIII

REGISTRATION RIGHTS

Prior to the consummation of an initial public offering, the parties hereto shall enter into a registration rights agreement that shall contain (a) customary demand registration rights in favor of the Major Stockholders, pursuant to which, among other things, the Major Stockholders holding twenty percent (20%) or more of the outstanding equity securities of the Company Offeror shall be entitled to two (2) long-form registrations and an unlimited number of short-form demand registrations (subject to agreed minimum thresholds on expected proceeds) and (b) customary “piggyback” registration rights in favor of the Major Stockholders and the Significant Stockholders except in the case of an initial public offering and other customary exceptions and, without cutbacks (other than customary proportional cutbacks). Each Stockholder will be subject to customary lock-ups in connection with underwritten offerings.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests, demands, document deliveries, and other communications hereunder shall be deemed given if in writing and delivered, if sent by email, courier, or by registered or certified mail (return receipt requested) to the following addresses and email addresses (or at such other addresses and email addresses as shall be specified by like notice):

(a)	If to the Company, to:

Hi-Crush Inc.

1330 Post Oak Blvd., Suite 600

Houston, Texas 77056

Attn: Mark C. Skolos

Tel: (713) 980-6200

Email: mskolos@hicrush.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Keith A. Simon

        Annemarie V. Reilly

Tel: (212) 906-1372

Fax: (212) 751-4864

Email: keith.simon@lw.com

            annemarie.reilly@lw.com

(b)	If to the Consenting Noteholders, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Brian Hermann

            Sarah Stasny

Email: bhermann@paulweiss.com

            sstasny@paulweiss.com

(c)	If to the New Secured Convertible Noteholders, to:

Wilmington Savings Fund Society, FSB

WSFS Bank Center

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attn: Global Capital Markets – Hi-Crush

(d)	if to any Stockholder, at its address as it appears on the record books of the Company.

Section 9.2 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 9.3 Amendment and Waiver.

(a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) The terms and provisions of this Agreement may not be modified, supplemented, amended or waived, except pursuant to a writing signed by the Company and the holders of a majority of the then-issued and outstanding Common Stock; provided, however, that any such modification, supplement, amendment or waiver that disproportionately and materially adversely affects the rights or obligations of any Stockholder or Stockholders under this Agreement as compared to any other Stockholder or Stockholders shall require the prior written consent of such Stockholder or holders of a majority of the then issued and outstanding Common Stock of such similarly-situated Stockholders so affected by such modification, supplement, amendment or waiver; provided further, that any modification, supplement, amendment or waiver that materially adversely affects the rights or obligations of any Stockholder or Stockholders under Section 3.1, Section 3.2, Section 3.3, Section 7.2 or this Section 9.3 shall require the prior written consent of such Stockholders so affected by such modification, supplement, amendment or waiver; provided further, that any amendment to the definition of Major Stockholder or Significant Stockholder or any amendment of the rights of the Major Stockholders or the Significant Stockholders shall require the prior written consent of at least a majority of the Major Stockholders or the Significant Stockholders, as applicable, as of such time. Any such modification, supplement, amendment, waiver or consent provided in accordance with this Section 9.3(b) shall be binding upon the Company and all of the Stockholders.

Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.5 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

Section 9.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9.7 Organizational Documents. In the event that any provisions of this Agreement conflict or are inconsistent with the provisions of the Company’s Charter Documents, the provisions of this Agreement shall control, and each of the parties to this Agreement covenants and agrees to vote its Shares and to take any other action reasonably requested by the Company or any Stockholder to amend the applicable Charter Document of the Company, as the case may be and to the maximum extent permitted by applicable law, so as to avoid or eliminate any conflict with the provisions hereof.

Section 9.8 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 9.11 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

Section 9.12 Entire Agreement. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 9.13 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall terminate upon the earlier of (a) the QIPO Effective Date, (b) the closing of a Sale Transaction in accordance with the terms herein or (c) the complete liquidation or dissolution of the Company, provided that any equity securities of a Subsidiary of the Company that are distributed in connection with such liquidation shall be held with substantially the same rights and protections with respect thereto as are set forth in this Agreement with respect to the Common Stock.

Section 9.14 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this agreement.

Section 9.15 Confidential Information. Each Stockholder shall, and shall cause its Authorized Recipients to, hold in strict confidence and not disclose any Confidential Information of the Company, any other Stockholder, or any of their respective subsidiaries or Affiliates that is provided or made available to, or otherwise known by or in the possession of, such Stockholder; provided, however, that the foregoing provision shall not apply to information which: (i) is or becomes generally known to the public (other than as a result of the breach of this Section 9.15 by such Stockholder or any of its Authorized Recipients); or (ii) is or becomes available to such Stockholder or one or more of its Authorized Recipients on a non-confidential basis from a source other than the Company or its subsidiaries or any other Stockholder or their Authorized Recipients, or other Person known by such Stockholder to otherwise be restricted by law, contract or fiduciary duty from disclosing such Confidential Information. As used in this Agreement, the term “Confidential Information” means information, whether oral or written, that is not generally known to the public and that is used, developed or obtained by the Company or any of its subsidiaries or any Stockholder, or any of their respective Affiliates, in connection with their respective businesses, including processes, ideas, inventions (whether patentable or not), know-how, formulae, schematics, trade secrets, trademarks, copyrights, patents, designs and all other intellectual property and proprietary information, books, records, financial statements, customer and prospect lists, details regarding products and services, marketing plans, techniques, strategies and information, sales information and all other technical, business, financial, customer and product development plans, forecasts, budgets, projections, analyses, compilations, strategies and information, previously, presently, or subsequently disclosed to any Stockholder or of its Authorized Recipients. For purposes of this Section 9.15, Confidential Information may be disclosed by any Stockholder (A) to any of its Affiliates, directors, officers, managers, shareholders, members, partners, employees, counsel, agents and authorized representatives who are, in each case, subject to a written confidentiality agreement pursuant to which such recipient of Confidential Information agrees to be bound by customary confidentiality undertakings or is otherwise bound by a duty of confidentiality (collectively, “Authorized Recipients”), and such Stockholder shall remain liable for any breach by such Authorized Recipients with this Section 9.15; provided, however, that for the purposes of the definition of the term “Authorized Recipient”, the term “Affiliate” shall be deemed to exclude any business which is a Competitor to the Company and its members, directors, senior advisors, principals, officers or employees, whether (in the case of an entity) now in existence or formed hereafter; and, notwithstanding the foregoing, (B)(x) to a bona fide proposed Third Party Purchaser, provided a transfer of Common Stock to such proposed Third Party Purchaser would not result in a Prohibited Transfer, solely with respect to Confidential Information that relates to the Company and its subsidiaries (and not any other Stockholder) under a written confidentiality agreement pursuant to which such recipient of Confidential Information agrees to be bound by customary confidentiality undertakings; or (y) when compelled by governmental rule or regulation, or compelled by legal process or judicial or governmental order (including any subpoena, discovery or information request), provided, however, that with respect to clause (B)(y), such Stockholder (and/or its or their Authorized Recipients) shall provide the Company or other Stockholder (as the case may be) with prompt written notice thereof (including the circumstances relating to such obligation) and the Confidential Information to be disclosed as far in advance of its disclosure as reasonably practicable so that the Company or other Stockholder (as the case may be) may seek an appropriate protective order or other appropriate remedy, use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, or waive compliance by such Stockholder. For purposes of clause (B)(y) of the preceding sentence, a Stockholder and its Authorized Recipients shall be entitled to rely conclusively on an opinion of its (or their) nationally recognized outside counsel that such Stockholder (and/or its or their Authorized Recipients) is (or are) compelled by governmental rule or regulation, legal process or court order to disclose any such Confidential Information.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stockholders Agreement on the date first written above.

COMPANY:

HI-CRUSH INC.

By:	/s/ J. Philip McCormick, Jr.
	Name:	J. Philip McCormick, Jr.
	Title:	Chief Financial Officer

[Signature Page to Stockholders Agreement]

CONSENTING NOTEHOLDER:

ASSURED INVESTMENT
MANAGEMENT LLC

By:	/s/ Seendy Fouron
Name: Seendy Fouron
Title: Deputy General Counsel

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

BLUEMOUNTAIN FOINAVEN MASTER
FUND L.P.
By:	Assured Investment Management LLC, its investment manager

By:	/s/ Seendy Fouron
Name: Seendy Fouron
Title: Deputy General Counsel

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

BLUEMOUNTAIN FURSAN FUND L.P.
By:	Assured Investment Management LLC, its investment manager

By:	/s/ Seendy Fouron
Name: Seendy Fouron
Title: Deputy General Counsel

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

BLUEMOUNTAIN SUMMIT
OPPORTUNITIES FUND II (US) L.P.
By:	Assured Investment Management LLC, its investment manager

By:	/s/ Seendy Fouron
Name: Seendy Fouron
Title: Deputy General Counsel

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

BM HCR HOLDINGS LLC
By:	Assured Investment Management LLC, its investment manager

By:	/s/ Seendy Fouron
Name: Seendy Fouron
Title: Deputy General Counsel

[Signature Page to Stockholders Agreement]

CONSENTING NOTEHOLDER AND
STOCKHOLDER:

PINEBRIDGE INVESTMENTS LLC, as Investment Manager on behalf of its managed funds and accounts set forth on Schedule A

By:	/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to Stockholders Agreement]

CONSENTING STOCKHOLDER:

PINEBRIDGE INVESTMENTS LLC,
as Investment Manager on behalf of its managed
funds and accounts set forth on Schedule B

By:	/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to Stockholders Agreement]

CONSENTING NOTEHOLDER AND
STOCKHOLDER:

CLEARLAKE CAPITAL PARTNERS V
FINANCE, L.P.
By: Clearlake Capital Partners V GP, L.P.,
its General Partner

By:	/s/ Jose E. Feliciano
Name: Jose E. Feliciano
Title: Managing Partner

By:	Clearlake Capital Partners, LLC,
its General Partner

By:	/s/ Jose E. Feliciano
Name: Jose E. Feliciano
Title: Managing Partner

[Signature Page to Stockholders Agreement]

CONSENTING NOTEHOLDER:

WHITEBOX ADVISORS LLC

By:	/s/ Luke Harris
	Name:	Luke Harris
	Title:	General Counsel – Corporate,
Transactions & Litigation

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

WHITEBOX RELATIVE VALUE PARTNERS, L.P.
By:	Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate,
Transactions & Litigation

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

WHITEBOX CREDIT PARTNERS, LP
By:	Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate,
Transactions & Litigation

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

WHITEBOX GT FUND, LP
By:	Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate,
Transactions & Litigation

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

WHITEBOX MULTI-STRATEGY
PARTNERS, L.P.
By:	Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate,
Transactions & Litigation

[Signature Page to Stockholders Agreement]

NEW SECURED CONVERTIBLE
NOTEHOLDER AND STOCKHOLDER:

PANDORA SELECT PARTNERS, L.P.
By:	Whitebox Advisors LLC, its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate,
Transactions & Litigation

[Signature Page to Stockholders Agreement]

CONSENTING NOTEHOLDER
AND STOCKHOLDER:

MSD CREDIT OPPORTUNITY MASTER
FUND, L.P.

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

Signature Page to Stockholders Agreement

Exhibit A-1

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from [insert name] (the “Transferor”) certain shares or certain options or other rights to purchase [insert number] shares, par value $[insert number] per share, of Common Stock (the “Shares”) of Hi-Crush Inc., a Delaware corporation (the “Company”);

The Shares are subject to the Stockholders Agreement, dated [insert date of Stockholders Agreement] (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Transferor is prohibited from transferring such Shares and the Company is prohibited from registering the transfer of the Shares unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares and have the Company register the transfer of such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to transfer such Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he/she has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as Stockholder (as therein defined).

This ________ day of ________, 20__.

Exhibit A-2

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from Hi-Crush Inc., a Delaware corporation (the “Company”), [insert number] shares, par value $[insert number] per share, of Common Stock, or certain newly issued options, warrants or other rights to purchase [insert number] shares of Common Stock (the “Shares”), of the Company;

The Shares are subject to the Stockholders Agreement, dated [insert date of Stockholders Agreement] (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Company is prohibited from issuing the Shares unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Company to issue such Shares, the undersigned does hereby acknowledge and agree that (i) he/she has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as a “Stockholder” (as therein defined).

This ________ day of ________, 20__.